Exhibit 99.2
INFRASOURCE SERVICES, INC. AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(Unaudited)
(In thousands)
We believe investors’ understanding of our operating performance is enhanced by disclosing the following non-GAAP financial measures:
•	Net income, as adjusted (“Income as adjusted”), which we define as GAAP net income, adjusted for certain significant non-core items that, in management’s opinion, are not indicative of our core operating performance;

•	EBITA from continuing operations before extraordinary items, net (“EBITA from continuing operations”), which we define as net income before discontinued operations, income tax expense, interest expense, interest income and amortization;

•	EBITA from continuing operations, as adjusted (“EBITA as adjusted”), which we define as EBITA from continuing operations, adjusted for certain significant items that, in management’s opinion, are not indicative of our core operating performance;

•	EBITDA from continuing operations before extraordinary items, net (“EBITDA from continuing operations”), which we define as EBITA from continuing operations before depreciation; and

•	EBITDA from continuing operations, as adjusted (“EBITDA as adjusted”), which we define as EBITA as adjusted before depreciation.
The significant non-core items for the periods shown are set forth in the tables below. We believe it is helpful to an understanding of our business to assess the effects of these items on our results of operations in order to evaluate our performance from period to period on a more consistent basis. This presentation should not be construed as an indication that similar charges will not recur or that our future results will be unaffected by other charges and gains we consider to be outside the ordinary course of our business.
We present these non-GAAP financial measures primarily as supplemental performance measures because we believe they facilitate operating performance comparisons from period to period and company to company as they exclude certain items that we believe are not representative of our core operations. In addition, we believe that these measures are used by financial analysts as measures of our financial performance and that of other companies in our industry. Because Income as adjusted, EBITA from continuing operations, EBITDA from continuing operations, EBITA as adjusted and EBITDA as adjusted facilitate internal comparisons of our historical financial position and operating performance on a more consistent basis, we also use these measures for business planning and analysis purposes, in measuring our performance relative to that of our competitors and/or in evaluating acquisition opportunities. In addition, we use certain of these measures in establishing incentive compensation goals and/or determining compliance with covenants in our senior credit facility. We use EBITA from continuing operations and EBITA as adjusted in addition to our other non-GAAP measures because they include all aspects of our equipment charges, including both operating leases and depreciation from owned equipment. We believe these are important measures for analyzing our performance because they eliminate the variation related to lease versus purchase decisions on capital equipment. Because Income as adjusted, EBITA from continuing operations, EBITDA from continuing operations, EBITA as adjusted and EBITDA as adjusted have limitations as analytical tools, you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•	These measures do not include cash expenditures for capital purchases or contractual commitments;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these measures do not reflect cash requirements for such replacements;

•	These measures do not reflect the non-cash costs of our stock-based compensation plans, which are an on-going component of our executive compensation program.

•	These measures do not reflect changes in, or cash requirements necessary to service interest or principal payments on, our indebtedness;

•	Income as adjusted, EBITA as adjusted and EBITDA as adjusted do not necessarily reflect adjustments for all earnings or charges resulting from matters that we may consider not to be indicative of our core operations; and

•	Other companies, including companies in our industry, may calculate these measures differently than we do, limiting their usefulness as a comparative measure.

INFRASOURCE SERVICES, INC. AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(Unaudited)
(In thousands)

	Three Months Ended	Three Months Ended
	March 31, 2006	March 31, 2007

Net income (GAAP)	$2,466	$(1,006)
Loss from discontinued operations (net of tax)	1	17
Amortization of intangible assets relating to purchase accounting	153	37
Stock compensation expenses	519	738
Secondary offering expenses	440	—
Merger related costs	—	2,193

Income as adjusted (a non-GAAP financial measure)	$3,579	$1,979

	Three Months Ended	Three Months Ended
	March 31, 2006	March 31, 2007

Net income (loss) (GAAP)	$2,466	$(1,006)
Loss from discontinued operations (net of tax)	1	17
Income tax expense (benefit)	1,666	(623)
Interest expense	2,111	1,043
Interest income	(236)	(328)
Amortization of intangible assets relating to purchase accounting	257	60

EBITA from continuing operations (a non-GAAP financial measure)	6,265	(837)

Stock compensation expenses	870	1,203
Secondary offering expenses	737	—
Merger related costs	—	3,574

EBITA as adjusted (a non-GAAP financial measure)	$7,872	$3,940

Depreciation	6,880	5,163

EBITDA from continuing operations (a non-GAAP financial measure)	$13,145	$4,326

EBITDA as adjusted (a non-GAAP financial measure)	$14,752	$9,103